Exhibit 99

BriteSmile Agrees to Sell Its Associated Center Business
to Discus Dental, Inc.

          WALNUT CREEK, Calif., Jan. 3 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML), a leading international provider of state-of-the-art teeth-whitening systems, today announced that it has entered into an Asset Purchase Agreement with Discus Dental, Inc., a California corporation, in which Discus Dental has agreed to purchase that part of BriteSmile’s business consisting of offering teeth-whitening procedures and products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers -- its Associated Center Business.  Through the Associated Center Business, teeth whitening procedures are performed by independent dentists using BriteSmile’s whitening technology in more than 5,000 Associated Centers located in the United States and in more than 75 countries worldwide.  The sale will also include substantially all of BriteSmile’s intellectual property, consisting of patents, patent applications, trademarks and copyrights.

          Discus Dental has agreed to pay $35,000,000 for the Associated Centers Business and intellectual property and will assume certain operating liabilities of the Company relating to the Associated Center Business. BriteSmile presently intends to use the sale proceeds to reduce debt, to operate or sell its Spa Centers Business, and to continue to prosecute legal claims related to enforcement of certain  proprietary teeth-whitening rights.

          The closing of the sale of the Associated Center Business to Discus Dental is targeted for February 2006 and is conditioned on a customary financing contingency, dismissal of litigation proceedings pending between BriteSmile, its affiliates, and Discus Dental, and approval of the transaction by BriteSmile shareholders.  Shareholders who control a majority of the voting power of the Company necessary to approve the Associated Center sale have already signed resolutions approving the transaction, to be effective 20 days after BriteSmile mails to all of its shareholders an Information Statement describing the transaction in detail.

          Following the close of the sale, Discus Dental will manufacture, market and distribute BriteSmile whitening products and accessory products to BriteSmile Associated Centers and provide ongoing support for the BriteSmile Associated Centers.

          Discus Dental will not be acquiring BriteSmile’s current Spa Centers Business, consisting of its Professional Teeth Whitening Centers currently operating in 15 cities throughout the United States.  Previously, BriteSmile announced that it had signed a binding Letter of Intent with Dental Spas LLC, of Fairfield, Iowa, pursuant to which Dental Spas would acquire the Spa Centers Business, including the right to operate BriteSmile branded centers worldwide.  Negotiations continue towards a definitive sale agreement between BriteSmile and Dental Spas for the Spa Centers Business.

          BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Spa Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Spa Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2,000 are located outside of the United States, in more than 75 countries.  For more information about BriteSmile’s procedures, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com.

          This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties.  Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

SOURCE  BriteSmile, Inc.
          -0-                                        01/03/2006
          /CONTACT:  INVESTORS - Kenneth A. Czaja, CFO, +1-925-941-6260, MEDIA - Chris Edwards, +1-925-279-2926, both of BriteSmile, Inc./
          /Web site:  http://www.britesmile.com /
          (BSML)